UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Murphy Oil Corporation

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NOTICE OF ANNUAL MEETING

To the Stockholders of

    Murphy Oil Corporation:

The Annual Meeting of Stockholders of MURPHY OIL CORPORATION (the “Company”) will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Wednesday, May 14, 2014, at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	Election of Directors;

2.	Advisory vote on executive compensation;

3.	Approval or disapproval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2014; and

4.	Such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 10, 2014, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the office of the Company, 200 Peach Street, El Dorado, Arkansas 71730.

You may vote your shares by signing and returning the enclosed proxy card or by telephone or internet as explained on the card.

E. TED BOTNER
Secretary

El Dorado, Arkansas

March 21, 2014

PROXY STATEMENT

March 21, 2014

SOLICITATION

The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Murphy Oil Corporation (the “Board”) for use at the Annual Meeting of Stockholders to be held on May 14, 2014. It is expected that this Proxy Statement and related materials will first be mailed to stockholders on or about March 21, 2014.

The complete mailing address of the Company’s principal executive office is 200 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

References in this Proxy Statement to “we,” “us,” “our,” “the Company” and “Murphy Oil” refer to Murphy Oil Corporation and its consolidated subsidiaries.

VOTING PROCEDURES

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required for approval of matters presented at the meeting. Your proxy will be voted at the meeting, unless you (i) revoke it at any time before the vote by filing a revocation with the Secretary of the Company, (ii) duly execute a proxy card bearing a later date, or (iii) appear at the meeting and vote in person. Proxies returned to the Company, votes cast other than in person and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy by telephone or internet as described in the telephone/internet voting instructions on your proxy card, the Company will vote your shares as you direct. Your telephone/internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as Judges of Election for the meeting. The Judges of Election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any other business submitted at the meeting to the stockholders for a vote. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

The Judges of Election will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a non-routine matter) as shares that are present and entitled to vote on routine matters and for purposes of determining the presence of a quorum. The proposal to approve or disapprove the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year should be considered a routine matter. However, for purposes of determining the outcome of any non-routine matter as to which the broker does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Notably, the election of directors and the advisory vote to approve executive compensation should be considered non-routine matters.

Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the nominees for director, FOR the approval of the compensation of the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission and FOR approval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2014.

VOTING SECURITIES

On March 10, 2014, the record date for the meeting, the Company had 179,435,174 shares of Common Stock outstanding, all of one class and each share having one vote with respect to all matters to be voted on at the meeting. This amount does not include 15,501,276 shares of treasury stock. Information as to Common Stock ownership of certain beneficial owners and management is set forth in the tables on pages 11 and 12 (“Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management”).

PROPOSAL 1—ELECTION OF DIRECTORS

The Board recognizes that it is important for the Company’s directors to possess a diverse array of backgrounds and skills, whether in terms of executive management leadership or educational achievement. When considering new candidates, the Nominating & Governance Committee, with input from the Board, takes into account these factors as well as other appropriate characteristics, such as sound judgment, honesty, and integrity. In addition, although it does not have a formal policy with respect to diversity, the Nominating & Governance Committee considers the issue of diversity among the factors used to identify nominees for director. The goal is to assemble and maintain a Board comprised of individuals that not only bring to bear a wealth of business and technical expertise, but that also demonstrate a commitment to ethics in carrying out the Board’s responsibilities with respect to oversight of the Company’s operations.

The Company’s Corporate Governance Guidelines contain a provision that allows the Board, in special circumstances, to nominate a Director that is more than 72 years of age. The Board, at its regularly held meeting on February 5, 2014, determined that Mr. Blue’s continued service on the Board is in the best interest of the Company as the Company continues its transition into an independent exploration & production company. This transition constitutes a special circumstance under the Corporate Governance Guidelines. Dr. Hermes and Dr. Smith have reached retirement age and will retire from the Board as of the date of the Annual Meeting. In addition, the Company amended the Corporate Governance Guidelines to provide that any incumbent director who fails to receive the required vote for re-election shall tender a resignation to the Board.

To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election of the eleven nominees for director whose names are set forth below. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees or the Board may reduce its size. However, management of the Company does not expect this to occur. All nominees other than Mr. Collins and Mr. Jenkins were elected at the last Annual Meeting of Stockholders. Mr. Collins and Mr. Jenkins were elected to the Board of Directors effective on August 7, 2013 and August 30, 2013 respectively.

All directors other than Mr. Cossé and Mr. Jenkins have been deemed independent by the Board based on the rules of the New York Stock Exchange (“NYSE”) and the standards of independence included in the Company’s Corporate Governance Guidelines. As part of its independence recommendation to the Board, the Nominating & Governance Committee at its February meeting considered familial relationships (Mr. Deming, Mr. Murphy and Mrs. Theus are first cousins) and ordinary course of business transactions with BancorpSouth (Mr. Kelley) which were below the applicable threshold. The Committee also considered a hangar rental agreement with Union Holdings LLC (Mr. Murphy) which was determined to be a fair market value transaction at the rate of $6,000 annually.

Mr. Deming, the independent Non-Employee Chairman of the Board, serves as presiding director at regularly scheduled meetings of independent directors, held without the presence of Company management. Such meetings typically occur at the February, August, and December Board meetings each year.

The Corporate Governance Guidelines provide that stockholders and other interested parties may send communications to the Board, specified individual directors and the independent directors as a group c/o the Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, AR 71731-7000. All such communications will be kept confidential and relayed to the specified director(s). The names of the nominees and certain information as to them, are as follows:

Director Nominees

Name and age	Principal occupation or employment	Certain other directorships
Frank W. Blue Santa Barbara, California Age: 72 Director Since: 2003 Board Committees: • Audit • Chair, Nominating & Governance	International Legal Advisor/Arbitrator since 2003	None

Mr. Blue has extensive knowledge of international commercial transactions, international trade matters, and multinational corporate compliance/corporate governance issues based, in part, on his years of experience in the international oil and gas industry, most notably as Vice President, General Counsel and Corporate Secretary of Caltex Corporation and with the law firm of Fulbright & Jaworski.

T. Jay Collins Houston, Texas Age: 67 Director Since: 2013 Board Committees: • Executive Compensation

Director, Oceaneering International,

Inc., a global provider of engineered services and products primarily to the offshore oil and gas industry, since March, 2002; President and Chief Executive Officer, Oceaneering International, Inc., from May, 2006 to May, 2011

Oceaneering International, Inc. Houston, Texas

Mr. Collins has extensive knowledge of international management and corporate development. As a prior President and Chief Operating Officer of Oceaneering International, Inc., he has substantial knowledge and experience in the oil and gas industry. Among other qualifications, Mr. Collins brings to the Board experience in field operations, executive management and finance.

Name and age	Principal occupation or employment	Certain other directorships
Steven A. Cossé El Dorado, Arkansas Age: 66 Director Since: 2011 Board Committees: • Executive • Health, Safety & Environmental

President and Chief Executive

Officer of the Company from June, 2012 to August, 2013, retired from the Company December, 2013; previously Executive Vice President and General
Counsel of the Company from February, 2005 through February, 2011, retired from the Company February, 2011 to May, 2012

Simmons First National Corporation Pine Bluff, Arkansas

Mr. Cossé’s long service in several capacities with the Company has helped him gain a proficient understanding of many areas, including environmental laws and regulations. Among other qualifications, Mr. Cossé brings to the Board expertise in corporate governance, banking and securities laws, and executive leadership.

Claiborne P. Deming El Dorado, Arkansas Age: 59 Director Since: 1993 Board Committees: • Chairman of the Board • Chair, Executive • Health, Safety & Environmental	President and Chief Executive Officer of the Company from October, 1994 through December, 2008, retired from the Company June, 2009	Murphy USA Inc. El Dorado, Arkansas

Mr. Deming’s experience as former President and Chief Executive Officer of Murphy Oil Corporation gives him insight into the Company’s challenges, opportunities and operations. Among other qualifications, Mr. Deming brings to the Board executive leadership skills and over 30 years experience in the oil and gas industry.

Name and age	Principal occupation or employment	Certain other directorships
Roger W. Jenkins El Dorado, Arkansas Age: 52 Director Since: 2013 Board Committees: • Executive	President and Chief Executive Officer of the Company since August, 2013 and President of Murphy Exploration & Production Company since June, 2012; previously Chief Operating Officer & Executive Vice President, Exploration & Production of the Company from June, 2012 to August, 2013; Executive Vice President, Exploration & Production of the Company and President of Murphy Exploration & Production Company from August, 2009 to June, 2012; and President of Murphy Exploration & Production Company from January, 2009 to August, 2009	None

Mr. Jenkins’s leadership as President and Chief Executive Officer of Murphy Oil Corporation allows him to provide the Board with his detailed perspective of our operations. With a Bachelor’s degree in Petroleum Engineering and a Master’s degree in Business Administration, he has played a critical leadership role in Murphy’s worldwide exploration and production operations, including the development of the Kikeh field in Malaysia and the Eagle Ford Shale in South Texas.

James V. Kelley Tupelo, Mississippi Age: 64 Director Since: 2006 Board Committees: • Audit • Executive • Nominating & Governance	President and Chief Operating Officer, BancorpSouth, Inc. (a NYSE bank holding company) since 2000	BancorpSouth, Inc. Tupelo, Mississippi

Mr. Kelley has extensive knowledge of the capital markets and accounting issues. As President and Chief Operating Officer of BancorpSouth, Inc., he understands the fundamentals and responsibilities of operating a large company. Among other qualifications, Mr. Kelley brings to the Board experience in banking, finance and accounting, as well as executive management.

Name and age	Principal occupation or employment	Certain other directorships
Walentin Mirosh Calgary, Alberta Age: 68 Director Since: 2011 Board Committees: • Executive Compensation • Health, Safety & Environmental	President, Mircan Resources Ltd., a private consulting company since January, 2010; Vice President and Special Advisor to the President and Chief Operating Officer, NOVA Chemicals Corp., a commodity chemicals and plastics company, from May, 2008 to December, 2009; Vice President and President of Olefins and Feedstocks, NOVA Chemicals Corp. from July, 2003 to April, 2008	TC PipeLines GP, Inc. Calgary, Alberta

Mr. Mirosh, with his accomplishments in the chemical, natural gas, and investment industries, is able to provide the Board with dependable input in many areas. He brings to the Board experience in energy, regulatory, and international law as well as skills in business development and corporate strategy.

R. Madison Murphy El Dorado, Arkansas Age: 56 Director Since: 1993 (Chairman, 1994-2002) Board Committees: • Executive • Chair, Audit	Managing Member, Murphy
Family Management, LLC,
which manages investments,
farm, timber and real estate,
	since 1998; President, The Murphy Foundation; Owner, The Sumac Company, LLC, which manages investments, timber and vineyard operations; Secretary/Owner, Presqu’ile Winery	Deltic Timber Corporation El Dorado, Arkansas Murphy USA Inc. Chairman El Dorado, Arkansas

Mr. Murphy served as Chairman of the Board of Murphy Oil Corporation from 1994 to 2002. This background, along with his current membership on the Board of Directors of Deltic Timber Corporation and his past membership on the Board of Directors of BancorpSouth, Inc., brings to the Board and to the Audit Committee a unique business and financial perspective.

Jeffrey W. Nolan Little Rock, Arkansas Age: 45 Director Since: 2012 Board Committees: • Executive Compensation • Nominating & Governance	President & Chief Executive Officer, Loutre Land and Timber Company, a natural resources company with a focus on the acquisition, ownership and management of timberland and mineral properties, since 1998	None

Mr. Nolan’s experience as President and Chief Executive Officer of a natural resources company, in addition to his legal experience as an attorney with the Jones Walker law firm, allows him to bring to the Board expertise in legal matters, corporate governance, corporate finance, acquisitions and divestitures and the management of mineral properties.

Name and age	Principal occupation or employment	Certain other directorships
Neal E. Schmale La Jolla, California Age: 67 Director Since: 2004 Board Committees: • Audit • Chair, Executive Compensation	President and Chief Operating Officer, Retired, Sempra Energy, an energy services holding company, since October, 2011; President and Chief Operating Officer, Sempra Energy, from February 2006 to October, 2011	WD-40 Company Chairman San Diego, California

Mr. Schmale brings to the Board the perspective of a recent corporate leader having faced current external economic, social and governance issues. He also brings specific experience in financial matters from his prior service as Chief Financial Officer of Sempra Energy. He holds degrees in petroleum engineering and law, and has a vast knowledge in different fields concerning the oil industry.

Caroline G. Theus Alexandria, Louisiana Age: 70 Director Since: 1985 Board Committees: • Executive • Chair, Health, Safety & Environmental	President, Inglewood Land & Development Co., a holding company, since 1980; President, Retired, Keller Enterprises, LLC which manages investments and real estate holdings, since 2008	None

Mrs. Theus is President of a farming and land holding corporation, and she has worked with the Louisiana Nature Conservancy in helping to preserve lands of ecological importance. She has proven to be a strong advocate for protecting natural resources and enriches the Board with her insight in matters concerning the environment.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PERSONS NOMINATED BY THE BOARD.

BOARD LEADERSHIP STRUCTURE

The positions of Chairman of the Board and the Chief Executive Officer of the Company are held by two individuals. Mr. Deming serves as the Chairman of the Board as a non-executive and independent director. Mr. Jenkins is our President and Chief Executive Officer. Along with the Chairman of the Board of Directors and the Chief Executive Officer, other directors bring different perspectives and roles to the Company’s management, oversight and strategic development. The Company’s directors bring experience and expertise from both inside and outside the company and industry, while the Chief Executive Officer is most familiar with the Company’s business and industry, and most capable of leading the execution of the Company’s strategy. The Board believes that separating the roles of Chairman and Chief Executive Officer is currently in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management. The Board will, however, maintain its flexibility to make this determination at any given point in time to provide appropriate leadership for the Company.

RISK MANAGEMENT

The Board exercises risk management oversight and control both directly and indirectly, the latter through various Board Committees as discussed below. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, including the risks associated with each. The Company’s Executive Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee is responsible for oversight of financial risks and the ethical conduct of the Company’s business, including the steps the Company has taken to monitor and mitigate these risks. The Nominating & Governance Committee, in its role of reviewing and maintaining the Company’s corporate governance guidelines, manages risks associated with the independence of the Board and potential conflicts of interest. The Health, Safety & Environmental Committee oversees management of risks associated with environmental, health and safety issues. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports and by the CEO and the Director, Enterprise Risk Management about the known risks to the strategy and the business of the Company.

COMMITTEES

The standing committees of the Board are the Executive Committee, the Audit Committee, the Executive Compensation Committee, the Nominating & Governance Committee and the Health, Safety & Environmental Committee.

The Executive Committee, in accordance with the Company’s by-laws, is vested with the authority to exercise certain functions of the Board when the Board is not in session. The Executive Committee is also in charge of all financial, legal and general administrative affairs of the Company, subject to any limitations prescribed by the by-laws or by the Board.

The Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also assists the Board with its oversight of the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications, independence and performance, the performance of the Company’s internal audit function, the compliance by the Company with legal and regulatory requirements, and the review of programs related to compliance with the Company’s Code of Business Conduct and Ethics. The Audit Committee meets with representatives of the independent registered public accounting firm and with members of the internal Auditing Department for these purposes. The Board has designated Neal E. Schmale as its “Audit Committee Financial Expert” as defined in Item 407 of Regulation S-K. All of the members of the Audit Committee including Mr. Schmale are independent under the rules of the NYSE and the Company’s independence standards.

The Executive Compensation Committee oversees the compensation of the Company’s executives and directors and administers the Company’s annual incentive compensation plan, the long-term incentive plan and the stock plan for non-employee directors. All of the members of the Executive Compensation Committee are independent under the rules of the NYSE and the Company’s independence standards. The Compensation Discussion and Analysis section below contains additional information about the Executive Compensation Committee. In carrying out its duties, the Executive Compensation Committee will have direct access to outside advisors, independent compensation consultants and others to assist them.

The Nominating & Governance Committee identifies and recommends potential Board members, recommends appointments to Board committees, oversees evaluation of the Board’s performance and reviews and assesses the Corporate Governance Guidelines of the Company. All of the members of the Nominating & Governance Committee are independent under the rules of the NYSE and the Company’s independence standards. Information regarding the process for evaluating and selecting potential director candidates, including those recommended by stockholders, is set out in the Company’s Corporate Governance Guidelines. Stockholders desiring to recommend candidates for membership on the Board for consideration by the Nominating & Governance Committee should address their recommendations to: Nominating & Governance Committee of the Board of Directors, c/o Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000. As a matter of policy, candidates recommended by stockholders are evaluated on the same basis as candidates recommended by Board members, executive search firms or other sources.

The Health, Safety & Environmental Committee assists the Board and management in monitoring compliance with applicable environmental, health and safety laws, rules and regulations as well as the Company’s Worldwide Health, Safety & Environmental Policy. Review of policies, procedures and practices regarding security of the Company’s people and property is also within the purview of this committee. The Committee benefits from the Company’s sponsorship of the Massachusetts Institute of Technology’s Joint Program on the Science and Policy of Global Change for keeping abreast of emerging issues with respect to climate change. The Committee also addresses public policy issues affecting the Company.

Charters for the Audit, Executive Compensation, Nominating & Governance and Health, Safety & Environmental Committees, along with the Corporate Governance Guidelines and the Code of Ethical Conduct for Executive Management, are available on the Company’s Web site, www.murphyoilcorp.com/about/governance/default.aspx.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2013, none of the members of the Executive Compensation Committee (i) was an officer or employee of the Company, (ii) was a former officer of the Company or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

MEETINGS AND ATTENDANCE

During 2013, there were seven meetings of the Board, eleven meetings of the Executive Committee, six meetings of the Audit Committee, six meetings of the Executive Compensation Committee, two meetings of the Nominating & Governance Committee and two meetings of the Health, Safety & Environmental Committee. All nominees’ attendance exceeded 75% of the total number of meetings of the Board and committees on which they served. All the Board members attended the 2013 Annual Meeting of Stockholders. As set forth in the Company’s Corporate Governance Guidelines, all Board members are expected to attend each Annual Meeting of Stockholders.

COMPENSATION OF DIRECTORS

Since 2003, the Company’s standard arrangement for compensation of non-employee directors has included a combination of cash and equity. In 2013, the cash component consisted of an annual retainer of $60,000, plus $2,000 for each Board or committee meeting attended. Supplemental retainers were paid to the Chairman of the Board ($115,000), the Audit Committee Chairman ($15,000), the Audit Committee Financial Expert ($10,000), other members of the Audit Committee ($7,500), the Executive Compensation Committee Chairman ($15,000) and the Chair of each other committee ($10,000). The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

The equity component for 2013 consisted of time-based restricted stock units. Each non-employee director, other than Mr. Collins, received 3,660 restricted stock units on February 6, 2013, which vest after three years. Mr. Collins was elected to the Board of Directors on August 7, 2013, and was awarded at that time, equivalent equity-based compensation on a pro-rated basis. His award consisted of 1,584 restricted stock units, which vest over the period beginning August 7, 2013 and ending on February 6, 2016. Mr. Cossé was an employee director during 2013 and did not receive any non-employee director compensation.(1) Dividend equivalents accumulate over the vesting period and pay out upon the vesting of the restricted stock units. Further information is set forth in the following table.

The column below showing “All Other Compensation” represents the incremental cost of matching gifts. The non-employee directors are eligible to participate in the matching gift program on the same terms as Murphy employees. Under this program, an eligible person’s total gifts of up to $12,500 per calendar year will qualify. The Company will contribute to qualified educational institutions and hospitals an amount equal to twice the amount (2 to 1) contributed by the eligible person. The Company will contribute to qualified welfare and cultural organizations an amount equal to (1 to 1) the contribution made by the eligible person.

(1)	A total of 1,292 time-based restricted stock units were earned in his capacity as a non-employee director of Murphy Oil Corporation for the period February 2011 to May 2012. For all compensation as an employee see “Tabular Information for Executive Officers” below.

2013 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Claiborne P. Deming	225,055	220,708	—	—	—	5,000	450,763
Frank W. Blue	97,555	220,708	—	—	—	1,750	320,013
T. Jay Collins	40,000	110,362	—	—	—	—	150,362
Robert A. Hermes	103,555	220,708	—	—	(701)	10,250	333,812
James V. Kelley	109,555	220,708	—	—	—	20,000	350,263
Walentin Mirosh	90,000	220,708	—	—	—	—	310,708
R. Madison Murphy	130,555	220,708	—	—	(11,051)	25,000	365,212
Jeffrey W. Nolan	86,000	220,708	—	—	—	22,388	329,096
Neal E. Schmale	124,930	220,708	—	—	—	22,800	368,438
David J.H. Smith	93,680	220,708	—	—	(626)	—	313,762
Caroline G. Theus	110,055	220,708	—	—	(690)	12,500	342,573

(1)	Represents grant date fair value of time-based restricted stock units awarded in 2013 as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note I to the consolidated financial statements included in the 2013 Form 10-K report.
(2)	At December 31, 2013, total stock options and restricted stock units outstanding were:

	Stock Options	Restricted Stock Units(*)
Claiborne P. Deming	—	11,685
Frank W. Blue	—	11,685
T. Jay Collins	—	1,753
Robert A. Hermes	—	11,685
James V. Kelley	—	11,685
Walentin Mirosh	—	10,094
R. Madison Murphy	—	11,685
Jeffrey W. Nolan	—	6,262
Neal E. Schmale	—	11,685
David J.H. Smith	—	11,685
Caroline G. Theus	—	11,685

*	Original awards of restricted stock units were equitably adjusted by a ratio of 1.1070 on September 6, 2013 to reflect the spin-off of Murphy USA Inc. and the amounts above reflect such equitable adjustments.
(3)	The 1994 Retirement Plan for Non-Employee Directors was frozen on May 14, 2003. At that time, then current directors were vested based on their years of service, with no further benefits accruing and benefits being paid out according to the terms of the plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of December 31, 2013, the following are known to the Company to be the beneficial owners of more than five percent of the Company’s Common Stock (as of the date of such stockholder’s Schedule 13G filing with the SEC):

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)		Percentage
Southeastern Asset Management, Inc.	14,987,872	(2)	8.00%
6410 Poplar Ave., Suite 900
Memphis, TN 38119

The Vanguard Group	13,452,175	(3)	7.19%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc	10,239,403	(4)	5.50%
40 East 52nd Street
New York, NY 10022

(1)	Includes Common Stock for which the indicated owner has sole or shared voting or investment power and is based on the indicated owner’s Schedule 13G filing for the period ended December 31, 2013.
(2)	Total includes 7,946,260 sole voting power shares, 5,200,237 shared voting power shares, 9,787,635 sole dispositive power shares and 5,200,237 shared dispositive power shares.
(3)	A parent holding company or control person of the entities holding Murphy Oil Corporation shares in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 293,168 sole voting power shares, 0 shared voting power shares, 13,177,007 sole dispositive power shares and 275,168 shared dispositive power shares.
(4)	A parent holding company or control person of the entities holding Murphy Oil Corporation shares in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 8,621,157 sole voting power shares, 31,084 shared voting power shares, 10,208,319 sole dispositive power shares and 31,084 shared dispositive power shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of February 18, 2014, concerning the number of shares of Common Stock of the Company beneficially owned by all directors and nominees, each of the Named Executive Officers (as hereinafter defined), and directors and executive officers as a group.

Name	Personal with Full Voting and Investment Power(1)(2)	Personal as Beneficiary of Trusts		Voting and Investment Power Only		Options Exercisable Within 60 Days	Total		Percent of Outstanding (if greater than one percent)
Frank W. Blue	26,885	—		—		—	26,885		—
T. Jay Collins	—	—		—		—	—		—
Steven A. Cossé	102,285	—		—		196,493	298,778		—
Claiborne P. Deming	829,667	1,619,538		209,720		—	2,658,925		1.48%
Robert A. Hermes	33,635	—		—		—	33,635		—
James V. Kelley	26,883	—		—		—	26,883		—
Walentin Mirosh	2,186	—		—		—	2,186		—
R. Madison Murphy	1,009,729	1,232,719		2,847,331	(3)	—	5,089,779	(4)	2.84%
Jeffrey W. Nolan	216,373	140,528		218,232		—	575,133	(5)	—
Neal E. Schmale	27,645	—		—		—	27,645		—
David J.H. Smith	36,885	—		—		—	36,885		—
Caroline G. Theus	332,076	1,150,438	(6)	6,684	(7)	—	1,489,198		—
Roger W. Jenkins	57,186	—		—		135,607	192,793		—
Kevin G. Fitzgerald	54,272	—		—		185,422	239,694		—
Thomas McKinlay	17,190	—		—		96,863	114,053		—
Bill H. Stobaugh	50,442	—		—		135,607	186,049		—
John W. Eckart	41,599	—		—		121,770	163,369		—
Directors and executive officers as a group(8)	3,082,269	4,143,223		3,137,967		1,190,164	11,553,623		6.44%

(1)	Includes Company Thrift (401(k)) Plan shares in the following amounts: Mr. Cossé—18,488 shares; Mr. Jenkins—1,566 shares; Mr. Fitzgerald—2,460 shares; Mr. Eckart—9,699 shares.
(2)	Includes shares held by spouse and other household members as follows: Mr. Deming—47,150 shares which are held solely by spouse; Dr. Hermes—33,635 shares owned jointly with spouse; Mr. Kelley—26,883 shares owned jointly with spouse; Mr. Murphy—231,623 shares; Mr. Nolan—43,752 shares; Mrs. Theus—28,500 shares, 18,000 of which are held jointly with spouse and 10,500 of which are held solely by spouse; Mr. Eckart—8,502 shares owned jointly with spouse.
(3)	Includes 1,084,452 shares held by trusts for the benefit of others for which Mr. Murphy is trustee or co-trustee, 662,879 shares held by a private foundation of which Mr. Murphy is President for which beneficial ownership is expressly disclaimed and 1,100,000 shares held by a limited partnership that is controlled by a limited liability company of which Mr. Murphy is a member. Mr. Murphy has beneficial interest in 225,706 of these shares. Mr. Murphy’s wife has a beneficial interest in 1,222 shares, for which beneficial ownership is expressly disclaimed.
(4)	Total includes 200,000 shares that are pledged as security.
(5)	Total includes 218,232 shares that are pledged as security.
(6)	Includes 613,186 shares for which Mrs. Theus is co-trustee and a beneficiary.
(7)	Held as trustee for trust for Mrs. Theus’ son.
(8)	Includes twelve directors, thirteen executive officers and one director/officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates. Based upon a review of the copies of the reports filed by the Company’s directors and executive officers pursuant to Section 16(a) of the Securities Exchange Act of 1934 and on representations from such reporting persons, the Company believes that all such persons complied with all applicable filing requirements during fiscal 2013.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS AND CODE OF BUSINESS CONDUCT AND ETHICS

During 2013, the Company did not have any transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K, and no such transactions are currently proposed. The Nominating & Governance Committee reviews ordinary course of business transactions with related parties, including firms associated with directors and nominees for director. The Company’s management also monitors such transactions on an ongoing basis. Executive officers and directors are governed by the Company’s Code of Business Conduct and Ethics, which provides that waivers may only be granted by the Board and must be promptly disclosed to stockholders. No such waivers were granted nor applied for in 2013. The Company’s Corporate Governance Guidelines require that all directors recuse themselves from any discussion or decision affecting their personal, business or professional interests.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Murphy Oil Corporation experienced significant transition in 2013. The Company completed the spin-off of its U.S. downstream subsidiary into an independent company (Murphy USA Inc.) on August 30 and transitioned toward an independent exploration and production (“E&P”) company with a strong portfolio of global assets. Concurrent with the spin-off, Mr. Roger W. Jenkins became the President and Chief Executive Officer (CEO) of the Company, replacing Mr. Steven A. Cossé, who retired from that position but remained an employee through the end of the year.

The Company experienced strong financial and operating performance in 2013, both as an integrated company from January through August and as a more focused E&P company post spin-off of Murphy USA Inc. from September through December. The Company’s long-term strategy as an independent E&P company is focused on the following key priorities that management believes will drive value for its stockholders: (1) develop differentiated perspectives in underexplored basins and plays; (2) continue to be a preferred partner to national oil companies and regional independents; (3) provide balance to the global offshore business by developing unconventional onshore plays in North America; (4) develop and produce fields in a safe, responsible, timely and cost effective manner; and (5) achieve and maintain a sustainable, profitable, oil weighted portfolio.

In addition to the above considerations, other highlights of the Company during 2013 include the following:

•	Organic proved reserves replacement in excess of 240% in 2013, and more than 100% replacement for the eighth consecutive year.

•	Second highest annual Net Income and Income from Continuing Operations in Company history.

•	Achieved Company record annual production of 205,700 barrels of oil equivalent per day.

•	Made three natural gas discoveries in Brunei Block CA-2 and brought four new oil fields on production in Malaysia during 2013.

The Company took several actions in 2013 that demonstrate its continued commitment to good corporate governance and sound compensation practices. Such actions serve to further link pay with performance, allow the Company to attract, retain and motivate talented executive officers, and align the interest of executive officers with the long-term interests of our stockholders:

•

In May 2013, the Company announced the transition of Mr. Cossé from President and CEO and the plans for Mr. Jenkins to succeed him in that position following the completion of the spin-off of Murphy USA Inc. This smooth transition enabled the Company’s Board and executive officers to remain focused on effective execution of the Company’s strategy, continuing the Company’s strong operational and financial results over time.

•

In relation to his appointment to President and CEO, although Mr. Jenkins is employed on an at-will basis without an individual employment contract, he and the Company entered into a Severance Protection Agreement (the “Agreement”) dated August 7, 2013. Under the Agreement, Mr. Jenkins will be entitled to certain severance benefits (discussed further below) if, within twenty-four months following a “change in control” of the Company, the Company terminates his employment for any reason other than “cause” or disability, or he resigns for “good reason” (each as defined in the Agreement).

•	Mr. Jenkins is not entitled to any gross-up payments for any golden parachute excise tax that may be imposed on him as a result of a change in control and subsequent termination of employment.

•	Mr. Jenkins will be subject to certain non-competition and non-solicitation restrictive covenants for one year following a termination of employment covered by the Agreement.

•	The Company approved the following stock ownership requirements for executives, effective January 1, 2014. Our Named Executive Officers, or NEOs, exceed these requirements.

President and Chief Executive Officer	5.0 times base salary
Executive Vice President	2.5 times base salary
Senior Vice President	2.0 times base salary
Vice President	1.0 times base salary

•

Effective January 1, 2014, the Company approved stock ownership guidelines for non-employee directors under which directors are expected to own the number of shares equal in value to five times their annual cash retainer within five years of service.

•

Effective January 1, 2014, the Company approved guidelines under which a director or officer may not pledge Company securities, including by purchasing Company securities on margin or holding Company securities in a margin account, until he or she has achieved the applicable stock ownership target specified in the guidelines above. Once such stock ownership target has been achieved, such director or officer is permitted to pledge Company securities in compliance with applicable law (including disclosure of such pledging in the Company’s proxy statement as required by SEC regulations), as long as all stock owned to satisfy the applicable stock ownership target remains unpledged. Any pledging of shares should be disclosed to the Company in advance.

At the 2013 annual meeting, a proposal seeking an advisory vote on executive compensation for the Company’s NEOs (see “Tabular Information for Named Executive Officers”) was submitted to stockholders. Stockholders endorsed the Company’s NEO compensation, with over 97% of the votes cast indicating approval.

Introduction

The Executive Compensation Committee (the “Committee”) oversees and approves the compensation of the Company’s NEOs. The Committee currently consists of five members, all of whom have been determined by the Board to satisfy the independence requirements of the NYSE and the Company’s categorical independence standards. The Nominating & Governance Committee recommends nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members are appointed and approved by the Board and may be removed by the Board at any time. Members of the Committee during 2013 were Neal E. Schmale (Chair, May 8—present), T. Jay Collins (October 2—present), James V. Kelley (January—August 29, 2013), Walentin Mirosh, Jeffrey W. Nolan and David J.H. Smith (Chair, January 1—May 7, 2013).

The Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer and other NEO compensation and evaluates the CEO’s performance in light of these objectives. Any decisions regarding the CEO’s compensation are made solely by the Committee. For NEOs other than the CEO, the Committee considers the performance evaluations made by the CEO and the recommendations of the CEO.

The Committee administers and makes recommendations to the Board with respect to the Company’s incentive and equity-based compensation plans, and it reviews and approves awards granted under such plans.

In 2013, the Committee retained Pay Governance LLC as an independent compensation consultant. In its role as an advisor to the Committee, Pay Governance provided the Committee with objective and expert analyses, independent advice, and information with respect to executive and director compensation. Pay Governance does not provide any other consulting services to the Committee, or to the Company, other than those dealing with executive compensation and the compensation of non-employee directors. The Committee periodically evaluates the performance and independence of Pay Governance and in 2013 delivered to the Committee a new engagement letter along with the Pay Governance LLC independence policy. The Committee has determined that there are not business or personal relationships between Pay Governance and the members of the Committee or the Company’s executive officers that may create a conflict of interest impairing Pay Governance’s ability to provide independent objective advice to the Committee.

The Committee has sole authority to retain and terminate any compensation consultant, including Pay Governance and also has sole authority to approve the consultant’s fees and other retention terms. Advice and assistance from internal or external legal, accounting or other advisors is also available to the Committee.

Pay Governance provides the Committee with, among other things, an analysis of trends and compensation data for general industry, the oil and gas industry and a select group of comparator companies within the oil and gas industry. For 2013, the comparator group included: Anadarko Petroleum, Apache, Chesapeake Energy, ConocoPhillips, Denbury Resources, Devon Energy, EOG Resources, Hess, Marathon Oil Corporation, Newfield Exploration, Noble Energy, Occidental Petroleum, Pioneer Natural Resources, Plains Exploration & Production, and Southwestern Energy. During 2013, Plains Exploration & Production was acquired by another publicly traded company, no longer operates as a free-standing public entity and was removed from the comparator group.

In addition to comparator company information, the Committee uses Mercer Human Resource Consulting Energy 27 survey information to determine competitive market pay levels for the NEOs. Regression analysis is utilized to adjust for differences in company size. Where regression analysis is not possible, data for companies with similar revenue size is analyzed. The Committee also reviews a special analysis of the competitive pay levels of the Company’s select comparator group in establishing pay levels for the CEO and NEOs.

The Committee generally takes action on compensation matters at its meeting held in conjunction with the February Board meeting. The Company generally grants long-term incentive awards at this meeting. The exercise price of stock options is based on the average of the high and the low market price for the Company’s shares on the date of grant. At this meeting the Committee also considers adjustments to NEO base salary, annual incentive bonus and grants of long term incentive awards. The Committee meets at other times during the year as necessary and, in 2013, met six times. A copy of the Committee’s charter can be found on the Company’s Web site, www.murphyoilcorp.com/about/governance/default.aspx.

Guiding Principles

The Committee bases its executive compensation decisions on principles designed to align the interests of executives with those of stockholders. The Committee intends compensation to provide a direct link with the Company’s objectives, business strategies and financial results. In order to motivate, attract and retain key executives who are critical to its long-term success, the Company believes that its pay package should be competitive with others in the oil and gas industry. In addition, the Company believes that executives should be rewarded for both the short-term and long-term success of the Company and, conversely, be subject to a degree of downside risk in the event that the Company does not achieve its performance objectives.

In order to promote the long-term as well as short-term interests of the Company, and to more closely align the interests of its key employees to those of its stockholders, the Company uses a mix of short-term and long-term incentives in its compensation packages. Individuals in a primary position to influence the growth of stockholder wealth have larger portions of their total compensation delivered in the form of equity-based long-term incentives. To this end, executives have a compensation package which includes a base salary, participation in a cash-based annual incentive plan, participation in an equity-based long-term incentive plan and certain other compensation, including customary benefits as discussed in Section D of Elements of Compensation below. In addition, the compensation package for the CEO includes limited personal use of Company aircraft. The Company believes that this combination of base salary, short-term incentives, long-term incentives and other employee benefits provides the best balance between the need for the Company to provide executive compensation which is competitive in the marketplace and therefore necessary for recruiting and retention, and the desire to have management’s interests, motivations and prosperity aligned with the interests of the Company’s stockholders.

The Company had no employment agreements with the NEOs in effect in 2013. As previously discussed, in connection with his appointment to President and CEO, Mr. Jenkins has a Severance Protection Agreement dated August 7, 2013. The Company had no other severance protection, change in control or termination agreements with the NEOs in effect in 2013. Under the terms of the Company’s incentive plans, in the event of a change in control, each NEO would retain his “earned” compensation and all outstanding equity awards held by each NEO would vest, become immediately exercisable or payable, or have all restrictions lifted as may apply to the type of the award. Mr. McKinlay was party to an employment agreement with the Company’s U.K. subsidiary prior to his transfer to the parent corporation in November 2011. Entry into employment or other agreements with the NEOs may be considered from time to time.

At the Company’s annual meeting of stockholders held on May 8, 2013, the Company’s stockholders had the opportunity to cast an advisory vote (a “say-on-pay” proposal) to approve the compensation of the NEOs, as disclosed in the proxy statement for the meeting. Stockholders approved the say-on-pay proposal by the affirmative vote of 97.42% of the shares cast on that proposal. While the Committee believes this affirms stockholders’ support of the Company’s approach during 2012 to executive compensation, and therefore did not materially change the overall approach to executive compensation in 2013, the Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

At the 2011 annual meeting, the Company’s stockholders had the opportunity to cast an advisory vote (a “say-on-frequency” proposal) on how often the Company should include a say-on-pay proposal in its proxy statements for future annual meetings. Stockholders had the choice of voting to have the say-on-pay vote every year, every two years or every three years. The frequency receiving the highest number of votes was every year. In accordance with this vote, the Board decided to hold the say-on-pay advisory vote every year.

The Committee generally seeks to structure executive compensation in a tax efficient manner. The 2012 Annual Incentive Plan and the 2012 Long Term Incentive Plan are intended to provide performance-based compensation that is deductible under Section 162(m) of the Internal Revenue Code. The Committee has not elected to adopt a policy requiring all compensation to be tax deductible to maintain flexibility in structuring executive compensation to attract highly qualified executive talent and to further our business goals and compensation philosophy.

Elements of Compensation

A.    Base Salary

The objectives of the base salary component of compensation include:

1)	to provide a fixed level of compensation to reward the executive for day-to-day execution of primary duties and responsibilities;

2)	to assist the Company in the attraction and retention of a highly skilled competitive team by paying base salaries competitive with those paid by the Company’s comparator group; and

3)	to provide a foundation level of compensation upon which incentive opportunities can be added to provide the motivation to deliver superior performance.

The Company targets the median (“50th percentile”) of competitive market pay levels for the base salary of the NEOs. The Company targets the 50th percentile because it believes that it allows the organization to recruit, attract, and retain qualified management talent having the requisite skills and competencies to manage the Company and to deliver additional value for stockholders. In practice, some executives are paid above or below the 50th percentile because of their individual job performance, time in the position, and/or tenure with the Company, and in some cases, potential for advancement. Executives’ salaries are ultimately determined based on the market pay levels as well as a combination of experience, duties and responsibilities, individual performance, Company performance, general economic conditions and marketplace compensation trends. Generally, the base salaries of the Company’s NEOs fall slightly above the median.

The Committee made adjustments to the base salaries of its Named Executive Officers in 2013 as follows:

Named Executive Officer	2012 Base Salary	2013 Base Salary	Adjustment for 2013
Roger W. Jenkins	$775,000	$1,250,000	61%*
Steven A. Cossé	$1,150,000	$1,500,000	30%
Kevin G. Fitzgerald	$606,680	$650,000	7%
Thomas McKinlay	$606,680	$624,900	3%
Bill H. Stobaugh	$517,770	$528,200	2%
John W. Eckart	$418,400	$450,000	8%

*	Mr. Jenkins received a salary adjustment on February 1, 2013 of 29%. He was then elected to the position of President and Chief Executive Officer on August 7, 2013 effective August 30, 2013, and subsequently received a 25% increase in base salary reflective of that elevation.

B.    Annual Incentive Plan

The objectives of the Company’s annual incentive program are:

1)	to provide cash-based incentive compensation to those officers, executives, and key employees who contribute significantly to the growth and success of the Company;

2)	to attract and retain individuals of outstanding ability;

3)	to align the interests of those who hold positions of major responsibility in the Company with the interests of the Company’s stockholders; and

4)	to promote excellent operational performance by rewarding executives when they achieve it.

The Committee targets the median of competitive market pay levels for its annual target incentive compensation because the Committee believes it allows the Company to retain and motivate its executives. Executives have the opportunity to be compensated above the median of market pay levels when the Company has above market performance based on established performance measures. For 2013, the target bonus percentages of the Company’s NEOs fall at the median of the competitive market.

The Company’s current cash-based annual incentive plan, the 2012 Annual Incentive Plan (the “2012 Plan”), was approved by stockholders at the 2012 annual meeting. Amounts earned under the 2012 Plan are intended to qualify as tax-deductible “performance-based” compensation under Section 162(m) of the Internal Revenue Code (the “Code”). The 2012 Plan provides the Committee with a list of performance criteria to be used for determination of performance-based awards. The Committee currently uses return on capital employed (“ROCE”) as a significant performance metric to determine the annual award under the 2012 Plan for NEO participants because it measures the quality of the Company’s earnings by looking at net income earned on the capital employed in the business. The Committee believes that stockholders should receive a return which, at least, meets the cost of capital. In turn, this means that the Company has efficiently used the capital resources invested in the business and has earned a rate of return and level of income which exceeds the implied cost of such capital resources.

ROCE is computed as a percentage based on dividing the sum of (i) the Company’s annual net income, as adjusted from time-to-time at the discretion of the Committee for certain unusual and nonrecurring gains or losses and (ii) the Company’s after-tax net interest expense, by the sum of (a) the balance of the Company’s consolidated stockholders’ equity at January 1 of the respective year and (b) the average of the Company’s beginning and ending long-term debt during the respective year.

For 2013, the performance criteria included a mixture of ROCE, a safety metric, and operating metrics generally reflecting the individual’s responsibility. With respect to the NEOs, the following tables summarize the performance metrics, respective weighting of performance metrics and weighted performance scores based on actual performance, used in determining their respective annual incentive awards.

For Mr. Cossé, Mr. Fitzgerald, Mr. McKinlay, Mr. Stobaugh and Mr. Eckart:

Metric	Target	Weighting	Weighted Performance Score
ROCE	8.0%	50.00%	67.65%
Total Recordable Incident Rate	0.9	10.00%	15.00%
Production (BOEPD)	193,768	20.00%	21.46%
Reserves Replacement	150.0%	10.00%	20.00%
US Downstream Return on Average Capital Employed	9.0%	10.00%	20.00%

Total			144.11%

For Mr. Jenkins:

Metric	Target	Weighting	Weighted Performance Score
ROCE	8.0%	30.00%	40.59%
Upstream Total Recordable Incident Rate	0.78	10.00%	14.00%
Production	193,768	40.00%	42.91%
Reserves Replacement	150.0%	20.00%	40.00%

Total			137.51%

When establishing the target ROCE percentage, the Committee considered (i) the rate of return on risk-free investments (Treasury Bills), (ii) a risk premium reflecting the increased risk and return related to investment in equities, (iii) the cost of long-term debt, as measured by the Company’s annual interest expense on long-term debt and (iv) general industry conditions. The targets for other operating metrics were primarily based on historical data, budgets and forecasts. Under the terms of the 2012 Plan, achievement of 100% of the target rate results in the payment of 100% of individual target awards. For NEOs, achievement of the minimum of the performance range results in the payment of 62.5% of individual target awards and achievement of the maximum results in the payment of 250% of individual target awards, in each case subject to a discretionary downward adjustment by the Committee of up to 40%. Upward adjustments are not permitted for NEOs and no awards are payable if performance falls below the minimum.

Named Executive Officer	Target Bonus as a Percentage of Base Salary	Actual Amount Awarded
Roger W. Jenkins	135%*	$1,900,000
Steven A. Cossé	135%	$3,000,000
Kevin G. Fitzgerald	85%	$950,143
Thomas McKinlay	75%	$741,143
Bill H. Stobaugh	85%	$710,540
John W. Eckart	60%	$464,164

*	In connection with his appointment as CEO, the bonus target for Mr. Jenkins was increased from 100% to 135% effective August 30, 2013.

C.    Long-term Incentive Compensation

The objectives of the Company’s long-term incentive program include:

1)	to align executives’ interests with the interests of stockholders;

2)	to reinforce the critical objective of building stockholder value over the long term;

3)	to assist in the long-term attraction, motivation, and retention of an outstanding management team;

4)	to complement the short-term performance metrics of the 2012 Plan; and

5)	to focus management attention upon the execution of the long-term business strategy of the Company.

Long-term incentive compensation for 2013 included the grant of stock options, time-based restricted stock units, phantom stock units and performance-based restricted stock units under the Company’s 2012 Long-Term Incentive Plan (the “2012 LTI Plan”). Stock options are designed to align the interests of executives with the performance of the Company over long-term. The exercise or grant price of fixed-priced stock options equals the average of the high and the low of the Company’s common stock on the date of the grant. Fixed-price stock options are inherently performance-based because option holders realize no economic benefit unless the Company’s stock price increases in value subsequent to the grant date. This aligns the optionees’ interests with that of stockholders. The vesting of performance-based restricted stock units is based upon the Company’s total shareholder return (“TSR”) relative to the TSR of the same fifteen companies used for compensation comparator analysis (as described above).

On February 5, 2013, the Committee granted equity awards pursuant to the 2012 LTI Plan to each of the NEOs at that time, with the value divided between stock options and performance-based restricted stock units (the Committee generally targets an evenly weighted split between stock options and performance-based restricted stock units) on an expected value basis. The Committee believes that both stock options and performance-based restricted stock unit awards are effective and appropriate methods of equity compensation. Stock options are particularly effective at aligning the interests of management and stockholders, but results can be skewed by movements in the stock market as a whole. Conversely, performance-based restricted stock unit awards’ value is largely based on the Company’s performance relative to that of its peers, but does not necessarily equate with shareholder return. Recognizing this dichotomy, the Committee believes an evenly weighted split is most appropriate.

On August 7, 2013, the Committee granted stock options and performance-based restricted stock units to Mr. Jenkins and time-based restricted stock units to Mr. Cossé pursuant to the 2012 LTI Plan upon Mr. Jenkins’s election to the position of President and Chief Executive Officer and Mr. Cossé’s successful completion of the spin-off of Murphy USA Inc.

On December 3, 2013, the Committee granted phantom stock units to Mr. Eckart pursuant to the 2012 LTI Plan which will vest on December 3, 2016 and pay out as soon as practicable thereafter. They will be forfeited if Mr. Eckart leaves the Company prior to this date.

The Company generally targets the median of competitive market pay levels for the annual grant value of long-term incentive compensation. When determining the size of the equity-based awards to the executives and the total number of shares available for equity-based award grants for all management employees for the fiscal year, the Committee considers survey data provided by the Committee’s compensation consultant, internal equity, and individual performance, as well as the proportion of the total shares outstanding used for annual equity-based award grants and the potential dilution to the Company’s stockholders. In 2013, the Company made long-term incentive grants to the NEOs using grant guidelines developed from competitive data provided by the Committee’s independent compensation consultant. These grant guidelines, which were developed by the Committee’s independent consultant from the Mercer Human Resource Consulting Energy 27 Survey, were constructed around the 50th percentile (median) competitive data and were granted in expected equal values of stock options and performance-based restricted stock units. Total grants to all 2012 LTI Plan participants made in 2013 equaled 0.97% of the Company’s issued and outstanding shares. NEO grants were as follows:

Named Executive Officer	Number of Stock Options(1)	Number of Restricted Stock Units(1)		Number of Phantom Units of Company Stock
Roger W. Jenkins	226,304	61,093	(2)	—
Steven A. Cossé	—	27,675	(3)	—
Kevin G. Fitzgerald	84,132	23,247	(2)	—
Thomas McKinlay	63,099	17,159	(2)	—
Bill H. Stobaugh	43,173	11,845	(2)	—
John W. Eckart	43,394	11,845	(2)	14,000

(1)	Original awards of stock options and restricted stock units were equitably adjusted by a ratio of 1.1070 on September 6, 2013 to reflect the spin-off of Murphy USA Inc. and the amounts above reflect such equitable adjustments.
(2)	Performance-based restricted stock units.
(3)	Time-based restricted stock units.

The Company has never engaged in the process of backdating stock options and does not intend to do so in the future. The exercise price for all stock options is equal to the fair market value (average of daily high and low) on the date of the grant.

Beginning in 2006, the Company’s stock option award form provides for payment of the aggregate exercise price to be automatically net settled in stock, which reduces dilution. Thus upon exercise, shares having an aggregate fair market value equal to both the exercise price and the amount of statutory minimum withholding taxes are withheld by the Company, and only net shares are delivered to the holder of the option. The Company’s stock options, all of which are non-qualified, vest in two equal installments on the second and third anniversaries of the grant date, and unless otherwise forfeited or exercised, expire seven years from the date of the grant.

Performance-based restricted stock units awarded in 2013 will be eligible to vest in three years based on how the Company’s TSR compares to the TSR of an index of the comparator group of energy companies

(identified above). The 2013 performance-based restricted stock unit awards contain four equally weighted measurement periods: year 1; year 2; year 3; and years 1-3 combined. Achievement of the 50th percentile TSR of the peer group is required for vesting and payment of 100% of the target performance-based restricted stock units awarded, achievement of the 90th percentile TSR of the peer group is required for vesting and payment of 150% of the target performance-based restricted stock units awarded, achievement of the 25th percentile TSR of the peer group is required for the vesting and payment of 50% of the target performance-based restricted stock units awarded. A prorated percentage of performance-based restricted stock units can vest and be paid for performance between the 25th and 90th TSR percentiles. No payment is made for achievement below the 25th percentile TSR of the peer group. Dividend equivalents are accumulated during the performance period and pay out only if the underlying units vest and are earned. Holders of performance-based restricted stock units do not have any voting rights.

Awards granted under the 2012 LTI Plan are intended to qualify as tax-deductible “performance-based” compensation under Section 162(m) of the Code. The stock option and performance-based restricted stock unit awards granted in 2013 are intended to qualify as Section 162(m) “performance-based” compensation. As noted above, the Committee currently uses two principal forms of long-term incentive compensation: fixed-price stock options and performance-based restricted stock units. While the Committee expects to continue to use these same two principal forms of equity-based incentives going forward, it is possible that the Committee may adopt a different long-term incentive compensation strategy in future years in response to changes in the competitive marketplace, regulatory actions, and/or changes to business strategy. In order to provide for flexibility going forward, the 2012 LTI Plan provides possible alternative long-term equity incentive vehicles in addition to stock options and restricted stock units, including stock appreciation rights, performance shares, phantom units, dividend equivalents, and other stock-based incentives. The 2012 LTI Plan includes a list of other performance criteria that could be used for determination of performance-based awards.

Prior to the spin-off of Murphy USA Inc., the Company made awards of 1,320,176 stock options, 851,000 stock appreciation rights, 589,976 performance based restricted stock units, 10,000 phantom units and 25,000 time based restricted stock units during 2013. Of these 2,796,152 awards, 521,776 were Full Value Awards within the meaning of Section 5(b) of the 2012 LTIP, which limits the amount of Full Value Awards that may be made under the 2012 LTIP to awards covering 4,350,000 shares. As of August 31, 2013, the number of shares available for future grants of Full Value Awards under the 2012 LTIP was 3,828,224 shares. The 2012 LTIP was equitably adjusted by a ratio of 1.1070 on September 6, 2013 to reflect the spin-off of Murphy USA Inc. and the number of shares available for future grants of Full Value Awards on September 6, 2013 was adjusted to 4,237,843. After the adjustment, the Company made awards of 299,939 phantom units, none of which are considered Full Value Awards. Accordingly, as of December 31, 2013, the number of shares available for future grants of Full Value Awards under the 2012 LTIP is 4,237,843.

D.    Employee Benefits and Perquisites

The objectives of the Company’s employee benefits and perquisites program are:

1)	to provide an employee benefit package with the same level of benefits provided to all Company employees which is competitive within the Company’s industry sector;

2)	to offer executives indirect compensation which is efficient and supplemental to their direct compensation to assist with retirement, health, and welfare needs for individuals and their families; and

3)	to provide only limited benefits to selected executives as required.

The Company’s executives are provided usual and customary employee benefits available to all employees. These include thrift savings (401(k)), life insurance, accidental death and dismemberment insurance, medical/dental insurance, vision insurance, long-term disability insurance, and a Company sponsored pension plan. Effective with the spin-off of Murphy’s former U.S. retail marketing operation, Murphy USA Inc. (MUSA) on August 30, 2013, significant modifications were made to the U.S. defined benefit pension plan. Certain Murphy employees’ benefits under the U.S. plan were frozen at that time. No further benefit service will accrue for the affected employees; however, the plan will recognize future earnings after the spin-off. In addition, all previously unvested benefits became fully vested at the spin-off date. For those affected active employees of the Company, additional U.S. retirement plan benefits will accrue in future periods under a cash balance formula. Upon the spin-off of MUSA, Murphy retained all vested pension defined benefit and other postretirement benefit obligations associated with current and former employees of this separated business. No additional benefit will accrue for any employees of MUSA under the Company’s retirement plan after the spin-off date. The NEOs were not impacted by this modification. The NEOs are excluded from the Company’s Employee Stock Purchase Plan (the “ESPP”) because they are eligible for long-term stock incentives and the ESPP was established as a vehicle for employees to acquire stock.

Tax regulations adversely affect certain highly compensated employees by restricting their full participation in qualified pension and defined contribution (thrift) plans. In an effort to provide the same level of retirement benefit opportunity for all employees, the Company has a Supplemental Executive Retirement Plan (the “SERP”). The purpose of the SERP is to restore pension plan and thrift plan benefits which are not payable under such plans because of certain specified benefit and compensation limitations under tax regulations. The benefit to the Company of this arrangement is the retention and long-term service of employees who are otherwise unprotected by employment contracts. Other than the SERP, the Company does not offer a deferred compensation option to the NEOs.

The Committee allows a maximum of fifty flight hours in the continental United States on Company aircraft by Mr. Jenkins as part of his total compensation package and offered the same perquisite to Mr. Cossé during his tenure as President and Chief Executive Officer. In 2013, Mr. Jenkins’s 17 hours had an aggregate incremental cost to the Company of $68,768.14, as reported in the 2013 Summary Compensation Table. Mr. Cossé’s 22 hours had an aggregate incremental cost to the Company of $110,108.49, as reported in the 2013 Summary Compensation Table. The Standard Industry Fare Level rate was used to determine the income reportable to both Mr. Jenkins and Mr. Cossé for these trips, and the Company has not provided any tax gross-up or other tax assistance with respect to the income recognized for use of the Company aircraft.

E.    Other Compensation

As reported in the 2013 Pension Benefits Table and the 2013 Non-qualified Deferred Compensation Table, respectively, Mr. Cossé retired on February 28, 2011 and commenced receiving benefits under the Company’s Retirement and Supplemental Executive Retirement plans on March 1, 2011. Mr. Cossé was rehired on July 1, 2012 and his payments from the Company’s Retirement Plan and Supplemental Executive Retirement Plan were suspended. Thereafter, it was determined that the payments from the Supplemental Executive Retirement Plan, or SERP, should not have been suspended, with such suspension resulting in a tax penalty to Mr. Cossé. The tax penalty, estimated at $96,400, was reimbursed to Mr. Cossé and is disclosed in the “All Other Compensation” column of the Summary Compensation Table. The SERP was amended to specifically state that SERP payments will not be suspended upon rehire of any SERP participant.

Executive Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on the review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Executive Compensation Committee

Neal E. Schmale (Chair)

T. Jay Collins

Walentin Mirosh

Jeffrey W. Nolan

David J.H. Smith

Tabular Information for Named Executive Officers

Further information with respect to the individuals who served as the Company’s Principal Executive Officer, Principal Financial Officer and the three other most highly compensated executive officers serving at the end of the last completed fiscal year (collectively, the “Named Executive Officers”) is set forth in the following tables:

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Roger W. Jenkins	2013	1,064,583	—	3,088,776	3,623,725	1,900,000	334,320	133,483	10,144,887
President and Chief Executive Officer	2012	739,145	—	2,074,275	1,808,100	895,331	705,834	43,507	6,266,192
	2011	674,375	—	1,973,213	1,548,300	592,765	577,854	41,307	5,407,814

Steven A. Cossé	2013	1,470,833	—	1,741,750	—	3,000,000	2,818,285	295,599	9,326,467
Former President and Chief Executive Officer	2012	610,931	—	—	2,195,675	915,790	748,069	49,301	4,519,766
	2011	102,921	—	—	—	160,006	—	—	262,927

Kevin G. Fitzgerald	2013	646,390	—	1,048,320	1,201,560	950,143	310,234	39,623	4,196,270
Executive Vice President and Chief Financial Officer	2012	600,010	—	2,862,300	798,300	566,301	1,690,234	36,841	6,553,986
	2011	532,833	—	1,127,550	1,071,900	739,754	929,831	32,810	4,434,678

Thomas McKinlay	2013	623,382	—	773,760	901,170	741,143	439,752	24,705	3,503,912
Executive Vice President	2012	600,010	—	1,185,300	798,300	282,155	843,201	15,840	3,724,806
	2011	469,506	100,000	563,775	714,600	429,026	517,270	113,932	2,908,109

Bill H. Stobaugh	2013	527,331	—	534,144	616,590	710,540	248,961	32,480	2,670,046
Executive Vice President	2012	509,986	—	1,185,300	798,300	414,008	942,024	31,439	3,881,057
	2011	464,307	100,000	845,663	952,800	509,531	498,406	28,698	3,399,405

John W. Eckart(5)	2013	447,367	—	1,451,844	619,752	464,184	123,560	27,682	3,134,389
Senior Vice President and Controller	2012	—	—	—	—	—	—	—	0
	2011	—	—	—	—	—	—	—	0

(1)	The restricted stock unit awards are shown at grant date fair value as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note I to the consolidated financial statements included in the 2013 Form 10-K report. Restricted stock unit awards are subject to performance-based conditions and are forfeited if grantee’s employment terminates for any reason other than retirement, death or full disability. The restricted stock unit awards vest three years from the date of grant if performance conditions are met. There is no assurance that the value realized by the executive will be at or near the value included herein.
(2)	The stock option awards are shown at grant date fair value as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note I to the consolidated financial statements included in the 2013 Form 10-K report. Options granted generally vest in two equal installments on the second and third anniversaries of the grant date. The options are exercisable for a period of seven years from the date of grant. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by the executive will be at or near the value included herein.
(3)	Non-Equity Incentives were awarded and paid after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, the Company reported these incentives as a component of compensation expense in the year for which the award was earned.
(4)	The total amounts shown in this column for 2013 consist of the following:
Mr. Jenkins $63,875—Company contributions to defined contribution plans; $68,768—Company plane usage based on aggregate incremental cost to the Company. The aggregate incremental cost to the Company is calculated by multiplying, for each trip, the statutory miles for each trip times the 12-month average direct cost per statutory mile for the airplane used. The direct costs utilized in the calculation include: travel expenses for the aviation crew, communications expenses, landing fees, fuel and lubrication, contract maintenance and repairs, and the provision allocated for the overhaul of the engines; $840—Benefit attributable to Company-provided term life insurance policy.

Mr. Cossé: $88,250—Company contributions to defined contribution plans; $110,109—Company plane usage based on aggregate incremental cost to the Company. The aggregate incremental cost to the Company is calculated by multiplying, for each trip, the statutory miles for each trip times the 12-month average direct cost per statutory mile for the airplane used. The direct costs utilized in the calculation include: travel expenses for the aviation crew, communications expenses, landing fees, fuel and lubrication, contract maintenance and repairs, and the provision allocated for the overhaul of the engines; $840—Benefit attributable to Company-provided term life insurance policy; $96,400—Reimbursement of tax penalty arising from the incorrect suspension of SERP benefits upon Mr. Cossé’s reemployment by the Company in 2012.
Mr. Fitzgerald: $38,783—Company contributions to defined contribution plans; $840—Benefit attributable to Company-provided term life insurance policy.
Mr. McKinlay: $15,300—Company contributions to defined contribution plans; $840—Benefit attributable to Company-provided term life insurance policy; $8,565—Benefit attributable to Company expatriate allowances
Mr. Stobaugh: $31,640—Company contributions to defined contribution plans; $840—Benefit attributable to Company-provided term life insurance policy.
Mr. Eckart: $26,842—Company contributions to defined contribution plans; $840—Benefit attributable to Company-provided term life insurance policy.
(5)	Mr. Eckart was not a Named Executive Officer in 2012 or 2011.

2013 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
Roger W. Jenkins	02/05/13				17,712	35,424	53,136
	8/7/2013				12,835	25,669	38,504
		756,510	1,210,417	3,026,042

Steven A. Cossé	02/05/13				—	—	—
		1,241,015	1,985,625	4,964,061

Kevin G. Fitzgerald	02/05/13				11,624	23,247	34,871
		343,395	549,431	1,373,579

Thomas McKinlay	02/05/13				8,580	17,159	25,739
		292,210	467,536	1,168,841

Bill H. Stobaugh	02/05/13				5,923	11,845	17,768
		280,144	448,231	1,120,578

John W. Eckart	02/05/13				5,923	11,845	17,768
		167,763	268,420	671,050

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Closing Price on Grant Date ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)
Roger W. Jenkins	02/05/13		129,519	54.2141	60.08	1,849,770
	02/05/13	35,424				1,597,440
	08/07/13		96,785	62.9765	69.67	1,773,955
	08/07/13	25,669				1,491,336

Steven A. Cossé	08/07/13		—	—	—	—
	08/07/13	27,675				1,741,750

Kevin G. Fitzgerald	02/05/13		84,132	54.2141	60.08	1,201,560
	02/05/13	23,247				1,048,320

Thomas McKinlay	02/05/13		63,099	54.2141	60.08	901,170
	02/05/13	17,159				773,760

Bill H. Stobaugh	02/05/13		43,173	54.2141	60.08	616,590
	02/05/13	11,845				534,144

John W. Eckart	02/05/13		43,394	54.2141	60.08	619,752
	02/05/13	11,845				534,144
	12/03/13	14,000				917,700

(1)	Original awards of stock options and restricted stock units were equitably adjusted by a ratio of 1.1070 on September 6, 2013 to reflect the spin-off of Murphy USA Inc.
(2)	The exercise price was equitably adjusted on February 5, 2013 to reflect the impact of the special dividend of $2.50 announced on October 16, 2012. Also, the exercise price was equitably adjusted by a ratio of 1.1070 on September 6, 2013 to reflect the spin-off of Murphy USA Inc.
(3)	The exercise price of options is determined using the average of the high and low of the stock price on the date of grant.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Name	Number of Securities Underlying Unexercised Exercisable Options (#)(1)(2)	Number of Securities Underlying Unexercised Unexercisable Options (#)(1)(2)	Option Exercise Price ($)(3)	Option Expiration Date
Roger W. Jenkins	27,675		63.4553	2/5/2015
	35,977	35,978	58.8392	2/1/2018
		71,955	51.6305	1/31/2019
		55,350	39.0244	6/20/2019
		129,519	54.2141	2/5/2020
		96,785	62.9765	8/7/2020
Steven A. Cossé	196,493		39.0244	12/31/2015
Kevin G. Fitzgerald	33,210		63.4553	2/5/2015
	33,210		37.4435	2/3/2016
	44,280		45.4788	2/2/2017
	24,907	24,908	58.8392	2/1/2018
		49,815	51.6305	1/31/2019
		84,132	54.2141	2/5/2020
Thomas McKinlay	8,303		63.4553	2/5/2015
	8,303		37.4435	2/3/2016
	22,140		45.4788	2/2/2017
	16,605	16,605	58.8392	2/1/2018
		49,815	51.6305	1/31/2019
		63,099	54.2141	2/5/2020
Bill H. Stobaugh	27,675		63.4553	2/5/2015
	38,745		45.4788	2/2/2017
	22,140	22,140	58.8392	2/1/2018
		49,815	51.6305	1/31/2019
		43,173	54.2141	2/5/2020
John W. Eckart	22,140		63.4553	2/5/2015
	22,140		37.4435	2/3/2016
	27,675		45.4788	2/2/2017
	15,221	15,221	58.8392	2/1/2018
		38,745	51.6305	1/31/2019
		43,394	54.2141	2/5/2020

	Stock Awards
Name	Number of Shares or Units of Stocks That Have Not Vested (#)(2)(4)	Market Value of Shares or Units of Stocks That Have Not Vested ($)(5)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)(5)(6)
Roger W. Jenkins	37,267	2,417,875	74,459	4,830,871
Steven A. Cossé	27,675	1,795,554	—	—
Kevin G. Fitzgerald	22,196	1,440,053	46,130	2,992,898
Thomas McKinlay	20,372	1,321,706	38,872	2,522,021
Bill H. Stobaugh	18,779	1,218,404	32,537	2,111,010
John W. Eckart	11,164	724,332	23,329	1,513,582

(1)	Generally, stock options are 50% vested after two years and 100% after three years.
(2)	Original awards of stock options and restricted stock units were equitably adjusted by a ratio of 1.1070 on September 6, 2013 to reflect the spin-off of Murphy USA Inc.
(3)	The exercise price was equitably adjusted on February 5, 2013 to reflect the impact of the special dividend of $2.50 announced on October 16, 2012. Also, the exercise price was equitably adjusted by a ratio of 1.1070 on September 6, 2013 to reflect the spin-off of Murphy USA Inc.
(4)	Includes accrued in-kind dividend equivalents on performance-based restricted stock units.
(5)	Restricted stock units vest at the end of the three-year performance period.
(6)	Value was determined based on a December 31, 2013 closing stock price of $64.88 per share.

2013 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Roger W. Jenkins	85,000	1,792,775	16,532	1,065,901
Steven A. Cossé	46,668	333,048	—	—
Kevin G. Fitzgerald	45,710	667,648	9,474	610,836
Thomas McKinlay	8,035	101,449	5,887	379,564
Bill H. Stobaugh	83,210	1,431,409	7,756	500,068
John W. Eckart	19,373	337,666	4,252	274,148

(1)	The value shown reflects the difference between the market price on the date of exercise and the exercise price of the option.
(2)	Value based on 2011 performance-based restricted stock unit award vesting date as of December 31, 2013 at $64.475 per share. Payment of net shares was settled on February 4, 2014 pursuant to the terms of the award. The price on award date was $55.82 per share (average high and low price). Values as of the date of receipt were as follows: Mr. Jenkins—$922,816, Mr. Fitzgerald—$528,839, Mr. McKinlay—$328,612, Mr. Stobaugh—$432,940 and Mr. Eckart—$237,347.

2013 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Roger W. Jenkins	Retirement Plan of Murphy Oil Corporation	12.21		350,193	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	12.21		2,006,107	—

Steven A. Cossé	Retirement Plan of Murphy Oil Corporation	32.88	(1)	1,416,170	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	34.88	(1)	10,591,184	755,774	(2)

Kevin G. Fitzgerald	Retirement Plan of Murphy Oil Corporation	30.62		1,267,727	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	30.62		5,137,941	—

Thomas McKinlay	Retirement Plan of Murphy Oil Corporation	18.75	(3)	55,921	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	18.75	(3)	1,259,227	—
	1981 MURCO Pension Plan	16.67		945,930	—

Bill H. Stobaugh	Retirement Plan of Murphy Oil Corporation	18.58		843,060	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	18.58		2,659,931	—

John W. Eckart	Retirement Plan of Murphy Oil Corporation	23.25		777,509	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	23.25		1,616,872	—

(1)	Mr. Cossé retired on February 28, 2011 and commenced his benefits under the Company’s Retirement and Supplemental Executive Retirement Plans on March 1, 2011. Mr. Cossé was rehired on July 1, 2012 and his pension payments from the Company’s Retirement Plan and Supplemental Executive Retirement Plans were suspended. Mr. Cossé’s accrued benefit as of December 31, 2012 was reduced by the value of the pension benefits received while he was a retiree. An additional two years of service was credited under the Company’s SERP to Mr. Cossé. The additional two years of service produces an additional monthly benefit of $3,806.74 as of December 31, 2012 with a present value of the additional monthly benefit of $691,599 as of December 31, 2012. It was determined that the pension payments from the SERP should not have been suspended. The SERP was amended to specifically state that SERP payments will not be suspended upon rehire of a SERP participant.
(2)	The amounts shown reflect defined benefit SERP payments made in 2013, which included amounts that were otherwise payable to Mr. Cossé in 2012.
(3)	Includes 16.67 years of credited service while employed in the United Kingdom by Murco Petroleum Ltd.

The purpose of the Retirement Plan of Murphy Oil Corporation, a tax-qualified defined benefit retirement plan, is to provide retirement and incidental benefits for all employees who complete a period of faithful service. The purpose of the Supplemental Executive Retirement Plan (SERP) is to restore defined benefit and defined contribution benefits which cannot be paid because of certain specified benefit and compensation limitations under the tax-qualified retirement plan. The pension formula used to calculate benefits is: 1.6% times final average pay (FAP) times years of benefit service minus 1.5% times primary social security benefit times years of benefit service (to a maximum of 33 1/3 years).

The FAP used in calculating benefits under the plans is the average cash compensation (salary and annual incentive bonus) over the highest paid 36-month period during the employee’s last ten years of employment. An employee begins participating in the plan after one year of service, with 60 months of vesting service required to receive a benefit. Distribution elections for the qualified plan are made upon retirement. Benefits shown are computed on a single life annuity basis and are subject to a deduction for social security amounts. The pension benefits shown neither reflect any reductions in retirement benefits that would result from the selection of one of the plan’s various available survivorship options nor the actuarial reductions required by the plan for retirement earlier than age 62. For this purpose, Mr. Jenkins’ average compensation was $1,535,138, Mr. Cossé’s $1,775,452; Mr. Fitzgerald’s $1,186,563; Mr. McKinlay’s $936,656; Mr. Stobaugh’s $953,195 and Mr. Eckart’s $715,401.

The estimated credited years of service used are as indicated in the table.

The following assumptions were used in determining the present value amounts at December 31, 2013.

•	Discount Rate—4.91%

•	Mortality Table—RP-2000 projected to 2020 using Scale AA

2013 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)
Roger W. Jenkins	67,654	48,575	102,882	—		529,469
Steven A. Cossé	166,358	72,950	232,971	(27	)(4)	1,405,154
Kevin G. Fitzgerald	144,101	23,483	145,796	—		1,122,445
Thomas McKinlay	—	—	—	—		—
Bill H. Stobaugh	114,337	16,340	241,348	—		1,260,365
John W. Eckart	22,767	11,542	42,117	—		285,082

(1)	The executive contributions in the last fiscal year have been included in the “Salary” column for the Named Executive Officer in the 2013 Summary Compensation Table.
(2)	The registrant contributions in the last fiscal year have been included in “All Other Compensation” column for the Named Executive Officer in the 2013 Summary Compensation Table.
(3)	The unfunded SERP provides the same investment options available under the qualified 401(k) savings plan. The “Aggregate Earnings” column reflects the different investment returns based upon the Named Executive Officer’s investment selection.
(4)	The amounts shown reflect defined contribution SERP payments made in 2013, which included amounts that were otherwise payable to Mr. Cossé in 2012.

The purpose of the Thrift Plan for Employees of Murphy Oil Corporation, a tax-qualified defined contribution retirement plan, is to provide retirement and incidental benefits for all employees who participate in the Plan. The purpose of the Supplemental Executive Retirement Plan (SERP) is to restore defined benefit and defined contribution benefits which cannot be invested because of certain specified benefit and compensation limitations under the tax-qualified Thrift/401(k) Plan. The employees are immediately vested in all employee and Company matching contributions. The Company matching contributions are limited to dollar for dollar on the first 6 percent. All employees are allowed to contribute on a pre-tax basis up to 25 percent of their eligible pay. The table above represents amounts deferred under the SERP for 2013.

2013 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

As previously discussed, in connection with his appointment to President and CEO, Mr. Jenkins has a Severance Protection Agreement dated August 7, 2013. The Company has no other employment, change in control or termination agreements with its Named Executive Officers. However, upon a change in control, as defined in the 2012 Long-Term Incentive Plan, all outstanding equity awards granted under such plans shall vest, become immediately exercisable or payable or have all restrictions lifted which apply to the type of award. The Company has no other agreement, contract, plan, or arrangement, whether written or unwritten, that provides for potential payments to Named Executive Officers upon termination or a change in control. Named Executive Officers are specifically excluded from normal severance benefits offered to other employees; however, the Company has, from time-to-time, paid termination benefits to executive-level positions upon an end in service. Decisions by the Company whether to pay termination benefits, and, if so, in what amounts, are determined on a case-by-case basis.

The following table presents estimated amounts that would have been payable to the applicable Named Executive Officer if the described event had occurred on December 31, 2013, the last trading day of the fiscal year:

Name	Category	Normal Termination ($)	Change of Control ($)
Roger W. Jenkins	Severance	—	5,877,840
	Non-equity compensation(1)	1,900,000	1,900,000
	Unvested & Accelerated(2)
	Restricted Stock Units	2,679,909	7,248,746
	Stock Options	—	4,167,478
	Retirement Plan(3)	—	—

	Total	4,579,909	19,194,064
Steven A. Cossé	Non-equity compensation(1)	3,000,000	3,000,000
	Unvested & Accelerated(2)
	Restricted Stock Units	—	1,795,554
	Stock Options	—	—
	Retirement Plan(3)	821,617	821,617

	Total	3,821,617	5,617,171
Kevin G. Fitzgerald	Non-equity compensation(1)	950,143	950,143
	Unvested & Accelerated(2)
	Phantom Units	—	1,946,400
	Restricted Stock Units	1,317,416	4,432,951
	Stock Options	—	1,707,832
	Retirement Plan(3)	596,915	596,915

	Total	2,864,474	9,634,241
Thomas McKinlay	Non-equity compensation(1)	741,143	741,143
	Unvested & Accelerated(2)
	Restricted Stock Units	1,205,733	3,843,727
	Stock Options	—	1,433,339
	Retirement Plan(3)	—	—

	Total	1,946,876	6,018,209
Bill H. Stobaugh	Non-equity compensation(1)	710,540	710,540
	Unvested & Accelerated(2)
	Restricted Stock Units	1,108,248	3,329,414
	Stock Options	—	1,254,246
	Retirement Plan(3)	275,347	275,347

	Total	2,094,135	5,569,547
John W. Eckart	Non-equity compensation(1)	464,184	464,184
	Unvested & Accelerated(2)
	Phantom Units	—	908,320
	Restricted Stock Units	662,771	2,237,914
	Stock Options	—	1,068,135
	Retirement Plan(3)	256,383	256,383

	Total	1,126,955	4,934,936

(1)	Non-equity compensation is calculated under the terms of the 2012 Annual Incentive Plan. Although actual awards, if any, are subject to attaining certain performance-based targets, for purposes of this table, non-equity compensation is calculated based on actual awards earned in 2013 without adjustment.
(2)	In the event of a change of control, all unvested outstanding equity awards shall vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of the award. This amount includes the incremental value of the current unvested outstanding awards. In the event of a termination, the exercise period for stock options is reduced to the lesser of the exercise date of the award or two years from date of termination.
(3)	Named Executive Officers may receive benefits under the Company’s defined benefit pension plan upon retirement, depending date of hire, age and years of service at termination. The Pension Benefits Table reports the present value of each Named Executive Officer’s accumulated benefit at December 31, 2013 unadjusted for retirement earlier than age 62, and such benefits are not accelerated or otherwise enhanced in connection with any termination scenario. Mr. Cossé, Mr. Fitzgerald, Mr. Stobaugh and Mr. Eckart would have been eligible to receive retirement benefits following a termination of employment by reason of retirement on December 31, 2013. Monthly pension benefits are payable in one of the following options: 50% Joint and Survivor; 75% Joint and Survivor; 100% Joint and Survivor; and 10 Years Certain. For purposes of this table, the annual payment of the monthly pension benefits is shown.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(2)
Equity compensation plans approved by stockholders	6,006,585	$56.80	7,920,795

(1)	Amounts in this column do not take into account outstanding restricted stock units.
(2)	Number of shares available for issuance includes 7,135,438 available shares under the 2012 Long-Term Incentive Plan, plus 498,416 available shares under the 2013 Stock Plan for Non-Employee Directors and 286,941 available shares under the Employee Stock Purchase Plan. Assumes each restricted stock unit is equivalent to one share.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. The Company has determined to submit Named Executive Officer compensation to an advisory (non-binding) vote annually. At the 2013 Annual Meeting, stockholders endorsed the compensation of the Company’s Named Executive Officers, with over 97% of the votes cast supporting the 2013 proposal.

As described in detail above under the heading “Compensation Discussion and Analysis,” the Company’s executive compensation programs are designed to attract, motivate, and retain the Named Executive Officers, who are critical to the Company’s success. Under these programs, the Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” above along with the information in the compensation tables for additional details about the executive compensation programs, including information about the fiscal year 2013 compensation of the Named Executive Officers.

Stockholders are asked to indicate their support for the Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the

Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, stockholders are requested to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. The Board of Directors and the Executive Compensation Committee value the opinions of stockholders and to the extent there is a significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, will consider stockholders’ concerns and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3—APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board desires that the stockholders indicate their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP the Company’s independent registered public accounting firm for the fiscal year 2014. KPMG LLP has been serving the Company and its subsidiaries in this role for many years. KPMG LLP has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of KPMG LLP are expected to be present at the Annual Meeting of Stockholders for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so. The Audit Committee and the Board believe that the continued retention of KPMG to serve as our independent auditors is in the best interests of the Company and its stockholders.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee is also responsible for the audit fee negotiations with KPMG LLP and pre-approves any engagement of KPMG LLP. In the fiscal year 2013, the percentage of services designated for audit fees, audit-related fees, tax fees, and all other fees that were approved by the Audit Committee were 73%, 22%, 4%, and 1%, respectively.

In the event that a majority of the stockholders indicates disapproval of the appointment of KPMG LLP, the adverse vote will constitute a directive to the Audit Committee to select another registered public accounting firm(s) for fiscal year 2014. Because of the difficulty and expense of making any substitution of registered public accounting firms during a year, it is contemplated that the appointment for the fiscal year 2014 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2014. PROXIES SOLICITED ON BEHALF OF THE BOARD WILL BE VOTED FOR THIS PROPOSAL.

AUDIT COMMITTEE REPORT

In connection with the Company’s December 31, 2013 consolidated financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and the specific disclosures contained in the Company’s Form 10-K, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 and independence standards, and considered the compatibility of non-audit services with KPMG LLP’s independence. The Audit Committee also reviewed independence disclosures from KPMG LLP as required under applicable standards regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence with the accountant. The Committee met six times during 2013. Fees for services provided by the Company’s principal independent registered public accounting firm, KPMG LLP, for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
Audit fees	$3,320,390	3,201,785
Audit-related fees(1)	1,019,189	1,823,347

Audit and audit-related fees	4,339,579	5,025,132

Tax fees(2)	192,176	150,245
All other fees	2,589	1,650

Total fees	$4,534,344	5,177,027

(1)	Audit-related fees consisted principally of fees for audits of financial statements associated with separation of the U.S. downstream subsidiary and the intended sale of the U.K. downstream business, plus reviews of registration statements filed with the U.S. Securities and Exchange Commission, audits of financial statements for foreign employee benefit plans, and assurance reports required by U.K. government agencies.
(2)	Tax fees consisted of services for income tax consultation and tax compliance services.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013.

Audit Committee

R. Madison Murphy (Chairman)

Frank W. Blue

James V. Kelley

Neal E. Schmale

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals for the 2015 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before November 21, 2014 for inclusion in the proxy materials.

A stockholder may wish to have a proposal presented at the Annual Meeting of Stockholders in 2015, but not for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting. This type of proposal is subject to the advance notice provisions of the Company’s by-laws. In the case of the 2015 Annual Meeting of Stockholders, notice must be received by the Company at its principal executive office no earlier than January 14, 2015, and no later than February 13, 2015.

ELECTRONIC AVAILABILITY OF PROXY MATERIALS FOR 2014 ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2014. This Proxy Statement and Murphy Oil Corporation’s Annual Report to Stockholders and Form 10-K for fiscal year 2013 are available electronically at www.murphyoilcorp.com/ir/reports.aspx.

OTHER INFORMATION

The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

The expense of this solicitation, including cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

In certain instances one copy of the Company’s Annual Report or Proxy Statement is being delivered to two or more stockholders who share an address. Upon request, the Company will promptly deliver a separate copy of the Annual Report or Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of Annual Reports or Proxy Statements may request delivery of a single copy.

Requests in this regard should be addressed to:

E. Ted Botner

Secretary

Murphy Oil Corporation

P.O. Box 7000

El Dorado, Arkansas 71731-7000

(870) 862-6411

The above Notice and Proxy Statement are sent by order of the Board of Directors.

E. Ted Botner

Secretary

El Dorado, Arkansas

March 21, 2014

PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ON THE PROXY CARD.

200 PEACH STREET P.O. BOX 7000 EL DORADO, AR 71731-7000

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 13, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 13, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M68507-P48462	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

MURPHY OIL CORPORATION
The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a. F.W. Blue	☐	☐	☐

1b. T.J. Collins	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

1c. S.A. Cossé	☐	☐	☐	2.	Advisory vote on executive compensation.		☐	☐	☐

1d. C.P. Deming	☐	☐	☐	3.	Approve the appointment of KPMG LLP as independent registered public accounting firm for 2014.		☐	☐	☐

1e. R.W. Jenkins	☐	☐	☐

1f. J.V. Kelley	☐	☐	☐

1g. W. Mirosh	☐	☐	☐

1h. R.M. Murphy	☐	☐	☐

1i. J.W. Nolan	☐	☐	☐

1j. N.E. Schmale	☐	☐	☐

1k. C.G. Theus	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

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M68508-P48462
MURPHY OIL CORPORATION PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING MAY 14, 2014

The stockholder(s) whose names(s) appear(s) on the reverse side hereby appoints Claiborne P. Deming and Roger W. Jenkins, or each of them, as the stockholder’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Murphy Oil Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on May 14, 2014 at 10:00 a.m., Central Daylight Time, and any adjournments thereof, as fully as the stockholder could if personally present.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3. AS FAR AS THE COMPANY KNOWS, THESE ARE THE ONLY MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING. AS TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED AS PROXIES MAY VOTE THESE SHARES IN THEIR DISCRETION.

Murphy Oil Corporation encourages you to take advantage of one of the convenient ways to vote the shares for proposals to be covered at the Annual Meeting of Stockholders. Please take this opportunity to use one of the three voting methods detailed on the reverse side of this card to vote these shares.

Continued and to be signed on reverse side